EXHIBIT 5


[GRAPHIC OMITTED]
                                                             B&G Foods, Inc.
                                                             426 Eagle Rock Ave.
                                                             Roseland, NJ  07068


                                  PRESS RELEASE
                                  -------------



ROSELAND, N.J., JANUARY 13, 1999: B&G Foods, Inc. announced today that it has entered into a definitive agreement to purchase the Polaner(R) brand of fruit spreads, preserves and wet spices from International Home Foods, Inc. Financial terms of the acquisition were not disclosed. B&G has been the exclusive co-packer of the Polaner products and currently sells and distributes the products through its Store-Door distribution system in the greater New York area. Completion of the acquisition is subject to Hart-Scott-Rodino review. Upon completion of the acquisition, which is expected within one month, the Company expects to add the Polaner(R) line to its national distribution network as well. David L. Wenner, President and Chief Executive Officer of B&G, stated "B&G intends to use its expertise at managing smaller, specialty brands to grow Polaner(R) in both the grocery and produce departments of supermarkets. Our acquisitions over the past several years have added the ability to reach other channels of food distribution such as mass merchants, non-food outlets and warehouse clubs. Opportunities to sell Polaner(R) products through those channels will also be explored."

The statements in this press release that are not historical facts are forward-looking statements reflecting the Company's current views as to future events and financial performance with respect to the Polaner(R) acquisition. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in this press release. Factors that might cause such a difference include the possibility of lower sales volumes for Polaner(R) products, higher costs of raw materials and reactions of competitors to the transaction. Forward-looking statements speak only as of the date made. B&G undertakes no obligation to update any forward-looking statement to reflect events or circumstances arising after it is made.

B&G Foods, Inc. is a diversified food products company with 1998 proforma sales of approximately $205,000,000. The company is headquartered in Roseland, New Jersey and manufactures and sells B&G(R) brand pickles, peppers and specialty items, Trappey(R) peppers, Vermont Maid(R) syrup, Regina(R) wine vinegars, Brer Rabbit(R) molasses, Red Devil(R) hot sauces and Maple Grove Farms(R) syrups, salad dressings and specialty items. It also manufactures and sells bagel chips and other baked snacks under the Burns & Ricker(R), New York Style(R) and Regina Panetini(R) trademarks. The company was acquired in December 1996 by the New York investment firm Bruckmann, Rosser and Sherrill & Co., L.P.. Polaner will be the company's fourth acquisition since its purchase by BRS.




Contact:  Robert C. Cantwell
          (973) 228-2500